EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145555) and Forms  S-8 (Nos. 2- 87202, 2-80712, 33-65244, 33-61063, 333-109104, 333-118714, 333-34525, 333-87071, 333-134107 and 333-87073) of Chemed Corporation of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 2010 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 26, 2010